Exhibit 99.2

Tidewater Inc.

September 4, 2014

1:45 PM ET

Matt Johnston:	Good afternoon, everyone. Up next, we’re pleased to welcome Tidewater back to the CEO Energy Conference. Tidewater is the largest OSV operator in the world. The company operates over 200 active vessels in more than 50 countries across the globe, in regions including North America, Brazil, West Africa, the North Sea, the Middle East, and Asia-Pac. Tidewater has one of the most modern fleets in the industry and is currently expanding its ROV business. Speaking for the company today are Jeff Platt, President and CEO, and Joe Bennett, Investor Relations Officer. Let me turn it over to Jeff.

Jeff Platt:	Thank you very much. Welcome, everybody. Let’s get this thing kicked off. We’ll go past the Safe Harbor statement. Some of the key takeaways today for us, we’ll talk about Tidewater. Again, safety is first and foremost what we provide to our clients. And compliance, we operate in lots of interesting places around the world. I think the compliance issue and making sure that we comply with local laws, U.S. company, and the companies often that we are providing service for, compliance is becoming more and more of an issue today.

Talking a little bit about the new OSV fleet, we’ve been working on that over the last 10 years or so. Lots of reinvestment. Today, we do have the largest and the newest OSV fleet in the world. We operate in well over 50 countries and today our workforce is about 9,000 people. Over the years, Tidewater, I think has got a history of earnings growth and solid returns. We hope to do so and continue to do that into the future.

I think today a lot of the conversation is how relevant is offshore and how relevant will it be in the future. Well, we think offshore is absolutely relevant today and will continue to do so. And overall, looking at it, is a relatively constructive backdrop for the OSV industry as a whole. And as we build out the newest fleet in the universe or in the space, we did so and still continue today have a solid financial balance sheet, still prepares us well for opportunistic purchases and investments in the future. And we are winding down that reinvestment into the fleet. Take a little bit of look at that later as well.

First, talking about safety, safe operations, that’s the first thing we have to provide for our clients. We’ve talked about safety before. It was sort of en vogue long before the Macondo well incident here in the Gulf of Mexico. Stop Work Obligation is very much a part of the way the Tidewater personnel operates worldwide. Safety performance is a part of our executive management compensation.

We use the snake to say that operating offshore is like holding the snake. As long as you pay the proper attention to it, detail, you can maintain that snake in a safe position. If you let it go for one instance, what happens is that snake can turn around and bite you, much like working in the offshore environment. If you don’t pay attention all the time to the details at hand, you can certainly run into problems.

This graph shows the total incident reportable incident rate of Tidewater versus some other people that we do business with and other people that I think are known for their attention to safety. Less is more. The overall industry has gone down, which is great and I think Tidewater is enjoying a leadership position. We continue to do so well into the future.

In looking at the drivers for the OSV space, certainly it’s the working rig count is the single biggest driver of our business. This is graph going back well before the peak in 2008 and to where we are currently. You can see, again, after the financial problems in 2008, the jack ups really dropped. The deep water rigs of floaters continued up nicely and today we’re kind of record territory for the working rigs offshore worldwide. Where we are before the peak, you can see previously, right before the financial crisis in 2008 and again, we’ve picked up nicely since then.

Additionally, on top of this, as I think most people know, there’s about 240 rigs that are currently under construction. I guess the big question is as those get delivered, how many will be incremental. We certainly didn’t subscribe to the theory that every rig would be incremental, but overall working rigs are better than non-working rigs for us and we think, again, there’s still some room to grow with that.

In taking a look at a couple different time slices, the previous peak, July 2008, there were about 600, well over 600 working rigs. The OSV space was around 2,000 OSVs working worldwide and there was about 736 OSVs under construction at that time. If you went to January 2011, which was really the trough, working rig count had dropped to a little over 530 working rigs worldwide. Rigs under construction had dropped to about 118. The total number of OSVs out into the space was around 2,600 and there were about 367 OSVs under construction.

Where we find ourselves today in 2014, working rig count, again just from the previous slides there, somewhere around 720 working offshore movable rigs. Rigs under construction, 240. That’s split about 140 jack ups, about 95 floaters make up that backlog. Today, there’s about 3,200 OSVs in the space and that does include lots of older vessels. The next slide we’ll take a look at that, but there’s about 700 vessels that are being counted there that have 25 years or greater, that really their economic and their technical application for the services today are really being pushed out. So that number will come down a bit. And today, we find ourselves at about 460 vessels under construction.

In looking at it from where we are today with that rig backorder, rigs on order, as they are delivered, not all will be incremental but we still think that there’s room for the overall working rig count to grow. That’s good for us. The number of working OSVs, and we’ve talked a little bit, there’s attrition is a big part of what will continue to really offset a lot of the new construction coming in the OSV space. So overall, we think that it’s still a relatively good picture backdrop for the OSV space in general.

This is a slide that I had mentioned previously. This shows sort of vessels and the year of construction, and again everything in red, that’s 25 years or older. That equipment really, a lot of that has already been pushed out and I think the rest of it certainly will be fairly shortly. It’s a little over 700 vessels that make up that space. It’s predominantly going to be shelf equipment, a little bit smaller tonnage, that equipment, if it’s not already out, it’s soon to be pushed out.

This is looking at Tidewater today. Again, after a lot of years of us reinvesting in the fleet, as we said before, we have the youngest OSV fleet in the space. Today, of active vessels, we have 244 new ships with an average age less than seven years. There’s only 21 traditional vessels left in our active fleet. And when you drill into that number, there’s only 10 of those that are OSVs. The rest are crew boats, and tugs and a couple cats and dogs, so to speak, to make up that 21 traditional fleet. Over the next year, year and a half, two years that 21 will be out as they come out, those vessels come out for major repair and dry dock, and you really just can’t make the business case for it. So I would expect next year and the year after that, that number would be reduced to virtually nil and it would be just that new fleet that’s left for us.

Looking at kind of the backdrop of the players, it is a fragmented industry. The entrance level here is certainly not what it is for drilling rigs. So what you can see, Tidewater is a number one position. And to give you a sense, if we can consolidated the top five competitors with Tidewater, which I don’t think the likelihood of that consolidation would happen, we would probably have maybe 25% of the total market. So consolidation in our industry, if you will, is something that’s easy to say but it really doesn’t look like it would really move the needle much when you do that. It’s highly unconsolidated, if you will. A very fragmented industry.

And with that, I’ll turn it over to Joe to take it the rest of the way.

Joe Bennett:	Thank you, Jeff. Again, good to be here. This is probably about the 10th year in a row I’ve presented at this conference, and it’s always great to be up here and kind of kick off the second half of the year. As Jeff said, I’ll take it on. I’ll cover where we are in the word. Jeff mentioned that we’re a true global player and have been so for much of our 60 years of existence as a company, and kind of invented the OSV space. And as we walk around, we report in four distinct segments of our business geographically.

The first and largest is Sub-Saharan Africa and Europe, the majority of which is in Sub-Saharan Africa. We at least thus far lump our North Sea activity, both in the UK and Norway, in this group. I think eventually we’ll carve out Europe as that scales up a bit more. But as of right now, about half of our vessel count is in that region of the world.

The second largest is the Americas, which includes the Gulf of Mexico, Mexico, Brazil, primarily, about 26% of our pure vessel count. And third is MENA, Middle East, North Africa, which is a growing area. As customers such as Saudi Aramco staff up and get busy offshore, as they have for the last three or four years, we went from having no vessels, as an example, working directly with Saudi Aramco three or four years ago to now having over 20 vessels working with them individually amongst a group of other customers in the Middle East.

And lastly, Asia Pac. And I think if you were to see the same map a few years ago, maybe five, ten years ago, you will see that that area has shrunk simply because the activity level has done so. And that’s a fairly large geographic area. So that’s a look at our active fleet globally now. And then what I thought I’d do is break it out a little bit more between, we’re still talking about “old and new boats” as Jeff said, we’re down to a very minimal number of old equipment.

And that used to be a bigger story five and ten years ago. It’s not so much now, but we’re still kind of pounding the table, making sure that people understand it’s important, just as it is in the rig side to have the latest equipment, the premier equipment, and that’s true for Tidewater.

So on an area-by-area basis, you see the breakout of how many new and old boats. You’re going to see very few old in each one. We also list net book values currently and I think that’s important. We’re currently trading at about tangible book value. And with that, I get phone calls on -- from people that want to look at this on an asset replacement valuation. So they want to talk about net book values. We’re very happy to provide some average info. We run about 270 boats so we’re not going to get on a boat-by-boat basis. But this gives you an idea on a region by region basis how we’re split, three main classes of assets, deep water, what we call our towing supply, supply group, which is our jack up support fleet, and then the other, which is primarily some crew boats and tug boats, fairly smaller part of our business relative to those other two line items.

We’re very pleased with the net book values that we have on this, and certainly on a replacement basis would cost us substantially more than what you see here in net book values. And keep in mind, the vast majority of this fleet has been added into our fleet in the last five to ten years. And these are 25-year depreciable assets, so they really haven’t had time to be depreciated much. So we feel very good about what we have spent on this fleet that’s going to take us forward for these next 15, 20, 25 years.

This is a look at what we have done since we began this process in the year 2000, this process of replacing old assets with new assets, expanding the capabilities of the fleet. In the year 2000, we basically had no deep water activity, no deep water vessels to speak of because, frankly, deep water wasn’t a big deal then. Well, it is and has been. We got into deep water in a big way and you see where our priorities have been placed over this full 14 year or so period. We’ve spent over $5 billion kind of average cost of each of these different classes of assets. And this includes, the next slide, 33 vessels that are still under construction.

So as of June 30, our last reporting date, we have 33 still in the queue. And as Jeff mentioned, we’re at the tail end. We can finally say we’re at the tail end of this new build program that has gone on for 14 years. It’s not to suggest that we won’t take advantage of future opportunities to add a few more boats, but we like the fleet that we have to take us into the future for what our customers are asking for now. So these 33 vessels plus probably a handful more over time should get us there.

The next slide is a new slide that I just added and I thought we’d walk through the core assets that we have. And our core assets are deep water PSVs, deep-water anchor handlers, which are few in number, and our towing supply vessel. So first deep water PSVs. And again, we’ve stressed for I don’t know how many years how our fleet has transitioned from old to new, but we want to make sure that you put it in perspective. So this is first time that we actually have a slide that kind of compares what the fleet looks like 10 years ago. And I just kind of picked that as a nice round age, and what we look like today.

So 10 years ago, the deep water PSV fleet for us in the water was 28 vessels, most of which were new, 22 were new. If you look at it today, we already have 76 new ones in the water, only one vintage vessel, deep water PSV left and 26 more under construction. That’s 26 out of the 33 that I just talked about. So as you think forward, we’ll have a fleet of 102 deep water PSVs that are very much in demand to take us forward.

On the anchor handler side, deep water anchor handling towing supply side, the numbers are pretty minimal. Only 10 vessels then. Only 12 vessels now. Not a big deal. Like having it as part of our portfolio, our global portfolio of assets, but don’t expect to grow that piece of the business much. And then lastly, our towing supply. Again, these are jack up support vessels. And this one is really interesting as you look back over time because frankly, the vessels that were built, the vessels that Jeff referred to before as being 25 plus years old, those were jack up support because that’s what the business was back in that timeframe.

So what you see there is a vintage fleet of 171 towing supply vessels, old, 28 new ones. So a total fleet of call it 200 towing supply vessels today, 105 new, and only nine vintage ones left. If you kind of look at both of those on an average age basis, back in March of 2005 this total fleet of 237 core assets, OSVs, had an average age of 19 years. Weren’t fully aged out, but they were approaching that. Today, the total fleet in the water of OSVs is 203, much less the 32 more or 26 more that are coming at an average age of seven and a half years, or a little less than seven and a half years. So we have a nice young fleet with still plenty life left on it, to again, take us forward over the next several years, several, several years.

CapEx a big part of anyone that has followed Tidewater for a period of time as we have, and it’s obvious investing $5 billion in assets for a company our size over the last 14 years, we have ploughed a lot of profitability back into hard assets. And people have asked continually, when is that going to end? Well, it’s coming to an end. So here’s a look back, first off, at what our CapEx has been actually for the last several fiscal years. We have a March fiscal year end. This is by fiscal year. So through 2014 you kind of see, especially the last few years we’ve been in the $500 million and $600 million range annually. Actually, 2014 as the number, the column shows there is excluding the acquisition that we made of the Troms offshore company last year, which probably would put that number up to about $1 billion last year.

So a very high CapEx level. And the point we’re making is guidance to CapEx is finally almost over. We can see the finish line per se, and this is, at least for the 33 vessels that you saw in the previous slide, this is the CapEx spending that we foresee in the next three years. Will there be a little more than that? Probably so. We’ll probably pick up a boat here, a boat there along the way but certainly, the trend line is downwards. And we want to make sure everyone understands this is not our prediction per se of CapEx in each of those respective future fiscal years, but it ought to be pretty close unless we just see some unbelievable opportunities to add even more equipment.

But -- so this is what the outflow, cash outflows look like, which is a real positive. This is what the balance sheet looked like in June. A little bit of cash. Total debt of about $1.5 billion. Net debt to cap of about 35%. That’s on the upper end of our range, and I would say if you compared that to most other OSV operators, you would say that we’re very conservative. It’s not uncommon to see many of our competitors globally be in the 50%, and 60% and 70%. That’s not for us. This is a business that is volatile. It’s hard to predict and at least our strategy is to not have a debt to cap that gets much higher than what you see here.

So we take that into account as we are adding more boats and looking at future opportunities of additional equipment. Won’t mean that you’ll never see something in excess of 35%. If you do, you’ll hear us say, and here’s the schedule, here’s the timetable that we’re going to lower it back down. So I think being in the 20%, 25% to 30% to 35% range on debt to cap is where we like to be in the long haul.

We still have much ready liquidity, primarily through a revolving credit facility, $600 million, that’s totally undrawn as of June 30 to act upon any other opportunities. The other good part, besides a decreasing expected CapEx number is that we have virtually no debt maturities for five years. And this is cheap debt. This is debt whose average coupon is about 4.25% to maybe 4.5% all unsecured. Very limited covenants, mostly private placement debt. So there’s no reason for us to want to pay this off early. So we feel really good about a decreasing CapEx line and a very minimal debt maturity line.

Jeff talked a little bit before about the historic earnings and this certainly shows a cycle, the low beginning in fiscal 2004, up to about $8 of earnings per share, back down again after the financial crisis. Starting to go back up again. The company does not give guidance on earnings. We’ll give guidance on revenue and operating margins, things like that. But just so that you know, the Street estimates, again, which we don’t agree or disagree with for this current fiscal year 2015 is about $4.40 a share; in fiscal 2016 is $5.25 per share. Excuse me.

A quick glimpse of, again, the four geographic regions you saw before, average day rates, utilization, you don’t have to study this. The point is, as you see day rates, the lines for all four segments are moving slowly, but consistenly up and to the right, and utilization for the last several, several quarters, the last really year, year and a half have been very consistent, in the 80% to 90% range. And for us, in the OSV business that has statutory dry dockings and so forth, 85% to 90% should be considered on a consistent basis to be full utilization, full practical utilization. So we’re already there on the utilization side and hopefully more day rate increases to come. That will be based on working rig count.

So we’ll finish with just a few quick slides on day rates of the three components, classes of assets that we covered before. First, deep water PSVs. The blue line is our average day rate as we enjoyed and generated revenue with you see has been up and to the right, kind of flat for the last couple of quarters. That and we expect that to continue at that general level, $30,000 on average for the 70 something or so deep water PSVs, new deep water PSVs that are in the market. Good, solid utilization numbers. Our deep water anchor handlers, again, not many in number but a good consistent utilization, a good constant day rate there. So good business model for the limited numbers that we have of those.

The towing supply vessels, the jack up support vessels are the ones that you see the blue line has moved a bit up, but not much, but it is trending upwards. Utilization, again, has been strong in the 85% range. We have 100 of these, a little over 100. As the jack up market continues to improve, and hopefully it will, we hope to get to that inflection point where day rates can push up more. You see what they did during the last up tick. They got up to, on average, about 20,000 a day. We’re still in about the 15,000 plus range. So we have a lot of room for improvement. Again, the market, the drilling market will help dictate what activity levels exist on this class of asset.

The subsea business we got into this past year in a very limited way. We bought constructed six ROVs. We have two more under order. The six are in our possession. We told everyone it would be a nice slow curve to get into this business. We plan to grow this business. It’s a natural with our customer base, with our international infrastructure to be working ROVs off the back decks of our vessels. And we think this has tremendous promise. And with the spend that is expected in the subsea space, we’re excited about where this will go. But this will go at a very slow and measured way.

This activity, people ask us why so much of our OSV activity is tied to rigs drilling. This this helps us get away from this. This is much more of life of field activity, before, during, and after drilling. So that’s all part of it, and again, we’re excited about where this business can go.

Lastly, Tidewater’s future, and there’s nothing that’s earth shattering about kind of what we see as a takeaway as to where we’re going. We’re going to continue to improve upon our safety and compliance programs. We’re going to be very, very disciplined with the deployment of cash, as I said before. Probably a few more boats, a few more ROVs, and expanded services in the subsea space. Plan on continuing to maintain the balance sheet that we have and the flexibility. We don’t when downturns are going to come, as Dean Taylor, our prior CEO used to say, the left hook. You don’t know when the left hook is going to hit you, so you have to keep a balance sheet there to react and upon opportunities as presented, return capital to shareholders.

We have a history during times of free cash to return mostly in the way of share repurchases. We have been a consistent dividend payer over the decades. Our current dividend yield is about 2%, pay $1 annually and I don’t think the plan is to mess with the dividend a whole lot. We change it about every, oh, five or ten years, but I think share repurchases can certainly be considered in our future. And with that, that’s it. Be glad to answer some questions or head to the breakout session.

Unidentified Participant:	Jeff, can you give us your sense on the pace of attrition at that lower end of the fleet for the rest of the industry, those old legacy vessels that maybe stubbornly are hanging around? How close are we to seeing some of those move out of the market for good do you think?

Jeff Platt:	I actually think that 700 that we showed in the slide, I think today a lot of that is already gone. I really do. The markets that we are in, 25 year old ships just quite frequently decline, be that IOCs or NOCs, really with the exception of, say, the NOCs in India. They really, no one is going to expect a 25 year asset. So I think a lot of that equipment has already been pushed out.

Matt Johnston:	Great. Anything else before we go to breakout? One right here.

Unidentified Audience Member:	Have you ever tracked where vessels trade in the secondhand market relative to tangible book value analysis? Are there too few data points to even do that?

Joe Bennett:	No, I mean we track it because in the last 14 years we’ve disposed of about 500 assets now. Understand there’s a big difference between trading a 25 to 30 year old asset that’s kind of past its prime. The good thing is there is a secondhand market. Most of that has been, for ourselves, has been sold into the fishing industry and the crabbing industry. They go down to the Caribbean, things like that. So that’s on old vessels. That might not be your question.

Unidentified Audience Member:	What about the new vessels, like seven or ten year life, something like that?

Joe Bennett:	Well, we haven’t done much of that. We’ve done some of it and it’s been on very select cases. And I can tell you, I certainly remember in one case that we sold a, oh, let me get the age right, from 2001, we sold a 12 to 13 year old deep water PSV for something that we paid about $16 million to $17 million for originally in 2001. We sold it recently for about $23.5 million, 11 years old. Now, whether that’s indicative across the board, I don’t know the answer to that. We’re not in the business -- we’re not a company that sells a lot of its “new equipment” but the ones that we have sold, we’ve had tremendous success.

And that’s what leads me to my conclusion that whether it be building the same asset again at a shipyard today, as something we built five years ago, and feeling good about what we paid for it five or ten years ago, or actually selling it, that’s how I kind of build that piece of background info.

Unidentified Participant:	Any other questions for Jeff or Joe? All right, great, thanks everyone. The breakout session will be upstairs in Liberty 3. Thanks.

Joe Benntt:	Thank you.